NSAR ITEM 77O
October 1, 2003 - March 31, 2003
VK Growth Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


    1           Wellchoice Inc.  Goldman Sachs 16,600    0.099        11/7/02


Underwriters for #1
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
McDonald Investments Inc.
Muriel Siebert & Co., Inc.
U.S. Bancrop Piper Jaffray Inc.
Wells Fargo Brokerage Services, LLC